FOR IMMEDIATE RELEASE

SYMBOLLON RAISES $1.8 MILLION THROUGH WARRANT EXERCISE

Contacts:
Symbollon:  Paul C. Desjourdy         Investors:  Tim Curtiss
            President/COO                         Wall Street Investor Relations
            (508) 620-7676, x12                   (877) 925-5784

FRAMINGHAM,   MASSACHUSETTS,   September  11,  2000  --  Symbollon   Corporation
(NASDAQ:SYMBA) today announced that it has received $1.8 million from the exercise of outstanding warrants.

"We are pleased to report that 586,910 warrants were voluntarily exercised by their holders at $3.00 per share," stated Paul C. Desjourdy, President and COO of Symbollon. "With this new capital, the Company has cash on hand of approximately $4 million. These funds will allow us confidently to pursue our goal of commercializing IoGen(TM), an iodine-based drug for the treatment of fibrocystic breast disease."

"As we await receipt of the final Phase II clinical data for IoGen, we are pursuing intensified discussions with potential corporate partners regarding a possible collaboration to commercialize IoGen," added Dr. Jack H. Kessler, Chairman and CEO of Symbollon. "In the coming months, we plan to meet with the Food and Drug Administration to review the final data and the design of the pivotal trials for IoGen."

Symbollon Corporation is engaged in development of proprietary iodine-based compounds for the prevention and treatment of various human diseases. The Company's development efforts are currently focused on fibrocystic breast disease, ophthalmology and dermatology.

This news release contains statements by the Company that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, such factors as may be disclosed from time-to-time in the Company's reports as filed with the Securities and Exchange Commission. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements.

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